Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278
Ed.Kinney@mvwc.com

Marriott Vacations Worldwide Announces Repricing of $893 Million Term Loan B
ORLANDO, Fla. – December 5, 2019 – Marriott Vacations Worldwide Corporation (NYSE: VAC) announced today an amendment to its existing credit agreement that, among other things, reduces the interest rate applicable to its term loan B facility (“Term Loan B Facility”). The interest rate applicable to the Term Loan B Facility as a result of the amendment is LIBOR+1.75%, a reduction of 0.50% from the previous interest rate of LIBOR+2.25%. All other terms in the existing credit agreement remain substantially the same. The transaction closed on December 3, 2019.
About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
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